CUSIP No. 833445109	SCHEDULE 13G	Page 1 of 24 Pages

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Snowflake, Inc.

(Name of Issuer)

CLASS A COMMON STOCK, $0.0001 PAR VALUE PER SHARE

(Title of Class of Securities)

833445109

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 833445109	SCHEDULE 13G	Page 2 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 9,020,159 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 9,020,159 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,020,159 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 9,020,159 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P.
(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 3 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 9,638,155 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 9,638,155 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,638,155 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 9,638,155 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.
(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 4 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III Co-Invest, L.P., Series SF
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,781,067 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,781,067 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,781,067 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 4,781,067 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III Co-Invest, L.P., Series SF.
(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 5 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 23,439,381 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 23,439,381 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,439,381 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 23,439,381 shares of Clas A Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 6 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 23,439,381 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 23,439,381 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,439,381 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 23,439,381 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 7 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 418,033 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 418,033 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,033 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 418,033 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P.
(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 8 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 692,634 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 692,634 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 692,634 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 692,634 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV-B, L.P.
(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 9 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,110,667 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,110,667 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,110,667 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,110,667 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 10 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,110,667 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,110,667 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,110,667 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 1,110,667 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 11 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 202,312 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 202,312 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 202,312 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 202,312 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V, L.P.
(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 12 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 311,657 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 311,657 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 311,657 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 311,657 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V-B, L.P.
(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 13 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 513,969 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 513,969 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 513,969 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 513,969 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 14 of 24 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 513,969 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 513,969 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 513,969 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 513,969 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 15 of 24 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,424,326* (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,424,326* (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,424,326* (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3% (2)
12.	TYPE OF REPORTING PERSON IN

*	Includes 360,309 shares of Class A Common Stock held by Divesh Makan through a family trust of which he is trustee and another estate planning trust having an independent trustee.
(1)

Represents 25,064,017 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners III Co-Invest L.P., Series SF, ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 16 of 24 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 25,436,858* (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 25,436,858* (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,436,858* (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.3% (2)
12.	TYPE OF REPORTING PERSON IN

*	Includes 372,841 shares of Class A Common Stock held by William J.G. Griffith through a family trust of which he is trustee and another estate planning trust having an independent trustee.
(1)

Represents 25,064,017 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners III Co-Invest L.P., Series SF, ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P. and ICONIQ Strategic Partners III Co-Invest, L.P., Series SF. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 17 of 24 Pages

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,802,527* (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,802,527* (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,802,527* (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6% (2)
12.	TYPE OF REPORTING PERSON IN

*	Includes 177,891 shares of Class A Common Stock held by Matthew Jacobson through a trust of which he is trustee.
(1)

Represents 1,624,636 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners V TT GP, Ltd.

(2)

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

CUSIP No. 833445109	SCHEDULE 13G	Page 18 of 24 Pages

Item 1.		Issuer

	(a)	Name of Issuer:

Snowflake, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

450 Concar Drive San Mateo, CA 94402

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)  ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(ii)  ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B”).

(iii)   ICONIQ Strategic Partners III Co-Invest, L.P., Series SF, a Delaware series limited partnership (“ICONIQ III Co-Invest” and, together with ICONIQ III and ICONIQ III-B, the “ICONIQ III Funds”).

(iv) ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

(v)   ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B” and, together with ICONIQ IV, the “ICONIQ IV Funds”).

(vi) ICONIQ Strategic Partners V, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V”).

(vii)  ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V-B” and, together with ICONIQ V, the “ICONIQ V Funds”).

(viii)  ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(ix) ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

(x)   ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V GP”), the sole general partner of the ICONIQ V Funds.

(xi) ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(xii)  ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

(xiii)  ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ V Parent GP”), the sole general partner of ICONIQ V GP.

(xiv) Divesh Makan, a citizen of the United States (“Makan”).

(xv)   William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ III Parent GP.

(xvi) Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, are the sole equity holders of ICONIQ IV Parent GP and ICONIQ V Parent GP.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

	(d)	Title of Class of Securities:

Class A Common Stock, $0.0001 par value per share ( “Class A Common Stock”)

	(e)	CUSIP Number: 833445109

CUSIP No. 833445109	SCHEDULE 13G	Page 19 of 24 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

	(a) and (b)	Amount beneficially owned:

		(i)	ICONIQ III directly owns 9,020,159 shares of Class A Common Stock, which represents approximately 2.9% of the outstanding Class A Common Stock.

		(ii)	ICONIQ III-B directly owns 9,638,155 shares of Class A Common Stock, which represents approximately 3.1% of the outstanding Class A Common Stock.

		(iii)	ICONIQ III Co-Invest directly owns 4,781,067 shares of Class A Common Stock, which represents approximately 1.6% of the outstanding Class A Common Stock.

		(iv)	ICONIQ III GP may be deemed to beneficially own 23,439,381 shares of Class A Common Stock owned by the ICONIQ III Funds, which represents approximately 7.7% of the outstanding Class A Common Stock.

		(v)	ICONIQ III Parent GP may be deemed to beneficially own 23,439,381 shares of Class A Common Stock owned by the ICONIQ III Funds, which represents approximately 7.7% of the outstanding Class A Common Stock.

		(vi)	ICONIQ IV directly owns 418,033 shares of Class A Common Stock, which represents approximately 0.1% of the outstanding Class A Common Stock.

		(vii)	ICONIQ IV-B directly owns 692,634 shares of Class A Common Stock, which represents approximately 0.2% of the outstanding Class A Common Stock.

		(viii)	ICONIQ IV GP may be deemed to beneficially own 1,110,667 shares of Class A Common Stock owned by the ICONIQ IV Funds, which represents approximately 0.4% of the outstanding Class A Common Stock.

		(ix)	ICONIQ IV Parent GP may be deemed to beneficially own 1,110,667 shares of Class A Common Stock owned by the ICONIQ IV Funds, which represents approximately 0.4% of the outstanding Class A Common Stock.

		(x)	ICONIQ V directly owns 202,312 shares of Class A Common Stock, which represents approximately 0.1% of the outstanding Class A Common Stock.

		(xi)	ICONIQ V-B directly owns 311,657 shares of Class A Common Stock, which represents approximately 0.1% of the outstanding Class A Common Stock.

		(xii)	ICONIQ V GP may be deemed to beneficially own 513,969 shares of Class A Common Stock owned by the ICONIQ V Funds, which represents approximately 0.2% of the outstanding Class A Common Stock.

		(xiii)	ICONIQ V Parent GP may be deemed to beneficially own 513,969 shares of Class A Common Stock owned by the ICONIQ V Funds, which represents approximately 0.2% of the outstanding Class A Common Stock.

		(xiv)	Makan may be deemed to beneficially own 25,424,326 shares of Class A Common Stock owned by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds and Makan, which represents approximately 8.3% of the outstanding Class A Common Stock.

CUSIP No. 833445109	SCHEDULE 13G	Page 20 of 24 Pages

(xv) Griffith may be deemed to beneficially own 25,436,858 shares of Class A Common Stock owned by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds and Griffith, which represents approximately 8.3% of the outstanding Class A Common Stock.

(xvi)

Jacobson may be deemed to beneficially own 1,802,527 shares of Class A Common Stock owned by the ICONIQ IV Funds, ICONIQ V Funds and Jacobson, which represents approximately 0.6% of the outstanding Class A Common Stock.

The percent of class was calculated based on 306,300,000 shares of Class A Common Stock outstanding as of November 19, 2021 as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Securities and Exchange Commission on December 3, 2021.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ III	9,020,159	0	9,020,159	0
ICONIQ III-B	9,638,155	0	9,638,155	0
ICONIQ III Co-Invest	4,781,067	0	4,781,067	0
ICONIQ III GP	23,439,381	0	23,439,381	0
ICONIQ III Parent GP	23,439,381	0	23,439,381	0
ICONIQ IV	418,033	0	418,033	0
ICONIQ IV-B	692,634	0	692,634	0
ICONIQ IV GP	1,110,667	0	1,110,667	0
ICONIQ IV Parent GP	1,110,667	0	1,110,667	0
ICONIQ V	202,312	0	202,312	0
ICONIQ V-B	311,657	0	311,657	0
ICONIQ V GP	513,969	0	513,969	0
ICONIQ V Parent GP	513,969	0	513,969	0
Makan	25,424,326	0	25,424,326	0
Griffith	25,436,858	0	25,436,858	0
Jacobson	1,802,527	0	1,802,527	0

(i)  Sole power to vote or direct the vote

(ii)  Shared power to vote or to direct the vote

(iii)   Sole power to dispose or to direct the disposition of (iv) Shared power to dispose or to direct the disposition of

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not applicable.

Item 8.	Identification and Classification of Members of the Group. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1)..

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

CUSIP No. 833445109	SCHEDULE 13G	Page 21 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

ICONIQ Strategic Partners III, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster

Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster

Signature of Reporting Person

ICONIQ Strategic Partners III Co-Invest, L.P., a
Delaware series limited partnership, Series SF

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster

Signature of Reporting Person

CUSIP No. 833445109	SCHEDULE 13G	Page 22 of 24 Pages

ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV-B, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd.,
a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd.,
a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V-B, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

CUSIP No. 833445109	SCHEDULE 13G	Page 23 of 24 Pages

By:	ICONIQ Strategic Partners V TT GP, Ltd.,
a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd.,
a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 833445109	SCHEDULE 13G	Page 24 of 24 Pages

ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V TT GP, Ltd.,
a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person

Matthew Jacobson

/s/ Matthew Jacobson
Signature of Reporting Person